EXHIBIT 99.1
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                 Eagle Family Foods to Close Wellsboro, PA Plant

For Immediate Release

     Columbus Ohio, December 10, 2004 --Eagle Family Foods, Inc. (EFFI) announced today that it intends to close its Wellsboro, PA manufacturing facility. EFFI manufactures sweetened condensed milk under the flagship Eagle Brand label along with other sweetened condensed milk labels.

     The decision to close the facility was driven by a number of factors including the decline of both overall milk production in the Northeast and the availability of Class IV milk required to manufacture condensed milk.

     "The decision to close our Wellsboro Plant operations was extremely difficult. We have many hard-working, talented, long-term employees who have operated the plant very effectively." said Craig Steinke, EFFI's CEO. "Unfortunately, there was no other viable alternative for us at this time. "

     The Wellsboro operation will be consolidated into a new plant Eagle owns in El Paso, Texas. In El Paso, Eagle has a low-premium, long-term milk supply contract to support the future manufacturing of sweetened condensed and evaporated milk. Milk supply in the Southwest is growing and manufacturers can enter into longer term contracts in this region of the United States. Additionally, the company will have the opportunity to expand its capabilities in the private label and evaporated milk markets.

     "We made the announcement now because we wanted to give our employees as much time to plan as we could. I truly appreciate the dedication and work of our 89 employees over the years and we are committed to being fair in assisting each employee affected by this decision. We will strive to make an orderly transition as we continue to implement our strategy. While this is a difficult decision, we believe it is important in positioning the Company for future growth." said Steinke.

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     Although the WARN (Workers Adjustment and Relocation Notice) notice gave a closure timeframe of mid-February for the Wellsboro plant, an exact closure date has not yet been named. A company spokesperson indicated there is a strong possibility the plant will be able to continue some or part of its operations through at least the end of March, if not longer.


Contact

Kate Terrell, Vice President, Internal Development
(614) 501-4200
kterrell@effinc.com